CECIL BANCORP, INC.
        COLUMBIAN BANK, A FEDERAL SAVINGS BANK
         1994 STOCK OPTION AND INCENTIVE PLAN
         _____________________________________

       1998 Amendment to Stock Option Agreement
         _____________________________________

     WHEREAS,  Columbian Bank, A Federal Savings Bank
("Columbian")  merged into Cecil Bancorp, Inc. ("Cecil") on May
29, 1998 pursuant to a reorganization and merger agreement (the
"Merger Agreement");

     WHEREAS, Section 1.5(c) of the Merger Agreement provides that each stock option outstanding under the Columbian Bank, A Federal Savings Bank 1994 Stock Option and Incentive Plan (the "Plan") shall continue outstanding as an option to purchase shares of Cecil's common stock ("Common Stock") and under the same terms and conditions as were applicable immediately prior to the closing of the merger (the "Closing"), except that the exercise price of each outstanding stock option (and associated number of shares of Common Stock covered by the option) shall be proportionately adjusted in accordance with the Exchange Ratio set forth in Section 1.5(a)(i) of the Merger Agreement; and

     WHEREAS, Columbian previously entered into a Stock Option Agreement dated ________________ ___, 19__ (the "Option Agree-ment") with (the "Optionee"), and the Optionee received the following grants of incentive stock options ("ISOs") and/or non-incentive stock options ("Non-ISOs"):


                               Shares of
                              Perpetual's
                ISO or       Common Stock
Grant Date     Non-ISO    Subject to the Option   Exercise Price
----------     -------    ---------------------   --------------










     WHEREAS, Cecil assumed the Plan and all obligations thereunder upon the closing of the merger.
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Columbian Bank's 1994 Stock Option and Incentive Plan
1998 Amendment to Stock Option Agreement
Page 2

     NOW, THEREFORE, BE IT RESOLVED that the Optionee shall receive shares of Common Stock upon exercise of the stock options granted to him or her under the Plan; and be it

     RESOLVED FURTHER, that the provisions of the Option
Agreement that specify the number of shares of common stock covered by the option and the option exercise price for each share shall be amended pursuant to the terms of the Merger
Agreement to provide as follows:


                           Shares of Cecil's
               ISO or        Common Stock           Adjusted
Grant Date    Non-ISO    Subject to the Option   Exercise Price
----------    -------    ---------------------   --------------






     Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Plan or the Option Agreement other than as stated above.


                              CECIL BANCORP, INC.


                              By ______________________________
                                 Its __________________________
______________________
Date                          Attest: __________________ (Seal)